Exhibit 99.1

Contacts:

Andrew Graham

Director of Finance

Trimeris, Inc.

(919) 419-6050

FUZEON® SALES GROWTH CONTRIBUTES TO IMPROVED 2004 EARNINGS RESULTS FOR TRIMERIS, INC.

MORRISVILLE, N.C. – March 10, 2005 – Trimeris, Inc. (Nasdaq: TRMS) today announced 2004 financial results indicating continued growth in worldwide sales of FUZEON, and a reduction in net losses for the fourth quarter and year ended December 31, 2004.

The Company reported a net loss for the fourth quarter of 2004 of $5.7 million, or ($0.27 per share), compared with a loss of $8.3 million ($0.38 per share) in the third quarter of 2004, and $15.1 million ($0.70 per share) in the fourth quarter of 2003. For the year ended 2004, the Company’s net loss totaled $40.1 million, or ($1.86 per share), compared with a loss of $65.7 million ($3.06 per share) for 2003.

For the year ended 2004, worldwide net sales of FUZEON totaled $135.2 million compared to $36.5 million in 2003. Net sales of FUZEON in the U.S. and Canada for 2004 were $85.7 million compared to net sales of $28.3 million in 2003. Net sales of FUZEON outside of the US and Canada for 2004 were $49.5 million, compared to $8.2 million in 2003. Commercial sales of FUZEON first began in March 2003 in the US and June 2003 in the EU. All sales of FUZEON are recorded by Roche, Trimeris’ collaborative partner.

For the fourth quarter of 2004 net sales of FUZEON in the U.S. and Canada were $24.2 million compared to net sales of $21.1 million in the third quarter of 2004, an increase of approximately 15%. Net sales of FUZEON outside the U.S. and Canada were $15.6 million during the fourth quarter of 2004, compared to $13.1 million in the third quarter of 2004, an increase of 19%.

The decrease in net loss for 2004 compared to 2003 is primarily due to the increase in gross profit from the sale of FUZEON and the decrease in research and development expenses offset, in part, by an increase in general and administrative expenses. Cash, cash equivalents and investment securities available-for-sale totaled $48.4 million at December 31, 2004 compared to $92.2 million at December 31, 2003.

“We have made significant progress with FUZEON in 2004, as demonstrated by the continued worldwide growth through the fourth quarter. With this solid foundation and further focused medical, marketing and promotional efforts, we expect continued growth in 2005, “ said Steven D. Skolsky, Chief Executive Officer of Trimeris.

A live webcast of our conference call on March 10, 2005 at 6:00 p.m. Eastern Time will be available at http://www.trimeris.com. On this call Mr. Skolsky will address our results for 2004 and our expectations for 2005.

919-419-6050 • 919-419-1816 fax • 3500 Paramount Parkway • Morrisville, NC 27560

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the discovery, development and commercialization of novel therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. Trimeris is developing FUZEON and future generations of peptide fusion inhibitors in collaboration with F. Hoffmann-La Roche Ltd. For more information about Trimeris, please visit the Company’s website at http://www.trimeris.com.

Trimeris Safe Harbor Statement

This document and any attachments may contain forward-looking information about the Company’s financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as “expect,” “project,” “intend,” “plan,” “believe” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris’ Form 10-K filed with the Securities and Exchange Commission on March 12, 2004 and its periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Milestone revenue	$546	$989	$2,152	$2,964
Royalty revenue	1,439	434	4,556	755
Collaboration loss*	(1,449)	(10,069)	(16,125)	(25,515)

Total revenue and collaboration loss	536	(8,646)	(9,417)	(21,796)

Operating expenses:

Research and development:
Non-cash compensation**	103	(19)	159	(1)
Other research and development	4,112	5,597	21,154	36,824

Total research and development expense	4,215	5,578	21,313	36,823

General and administrative:
Non-cash compensation**	153	—	311	767
Other general and administrative	2,012	1,155	9,840	7,810

Total general and administrative expense	2,165	1,155	10,151	8,577

Total operating expenses	6,380	6,733	31,464	45,400

Operating loss	(5,844)	(15,379)	(40,881)	(67,196)

Other income (expense)
Interest income	239	291	953	1,534
Interest expense	(112)	(6)	(160)	(41)

	127	285	793	1,493

Net loss	$(5,717)	$(15,094)	$(40,088)	$(65,703)

Basic and diluted net loss per share	$(0.27)	$(0.70)	$(1.86)	$(3.06)

Weighted average shares outstanding	21,625	21,525	21,608	21,460

*	Collaboration loss represents our 50% share of the net operating loss from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. This net operating loss consists of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. Selling and marketing expenses and other costs exceeded the gross margin from FUZEON sales in the three months and year ended December 31, 2004 and 2003.
**	Non-cash compensation is primarily comprised of amortization expense for restricted stock issued to employees and non-cash charges or credits related to stock options granted to employees and non-employees.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	December 31, 2004	December 31, 2003
Assets
Cash, cash equivalents and investment securities available-for-sale	$48,402	$92,198
Other current assets	7,652	2,106

Total current assets	56,054	94,304
Property, furniture and equipment – net	2,408	2,578
Total other assets	6,358	1,718

Total assets	$64,820	$98,600

Liabilities and Stockholders’ Equity
Total current liabilities	$6,850	$18,563
Long term portion of deferred revenue	11,736	11,369
Accrued marketing costs	15,761	—
Other liabilities	127	—

Total liabilities	34,474	29,932

Total stockholders’ equity	30,346	68,668

Total liabilities and stockholders’ equity	$64,820	$98,600

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

(unaudited)

	Year Ended December 31,
	2004	2003
United States and Canada	$85.7	$28.3
Rest of World	49.5	8.2

Worldwide Total	$135.2	$36.5